Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CA 92123

MARCH 23, 2009

Mr. Kevin Royal

975 Willow Glen Way

San Jose, CA 95125

Dear Kevin:

Maxwell Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Senior Vice President & Chief Financial Officer, Treasurer and Secretary of the Company and you will report directly to David J. Schramm, Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a starting salary at the rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the CEO. Your target bonus will be equal to 50% of your annual base salary. The bonus for each fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the CEO and the Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.

4. Employee Benefits. As an executive officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Stock Options. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 100,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the closing price on the date when the option is granted. The option will be subject to the terms and conditions

Mr. Kevin Royal

March 23, 2009

applicable to options granted under the Company’s 2005 Omnibus Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 30% of the Option shares after 12 months of continuous service, an additional 30% of the Option shares after 24 months of continuous service, an additional 20% of the Option shares after 36 months of continuous service, and the balance upon completion of 48 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a Change of Control (as defined in the Plan) before your service with the Company terminates, and if you are subject to an Involuntary Termination (as defined in Section 14) within 6 months after that Change of Control, then you will vest in all of the option shares.

6. Restricted Shares. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted a total of 40,000 restricted shares of the Company’s Common Stock. The award will be subject to the terms and conditions of the Plan, as described in the Plan and the applicable Restricted Stock Agreements. 20,000 of the shares will vest based on achievement of performance milestones established by the CEO, as described in the applicable Restricted Stock Agreement. Additionally, 20,000 of the restricted shares of the Company’s Common Stock will be vested on length of service and not based on performance milestones. You will vest in 25% of the shares after 12 months of continuous service, and the balance will vest in equal annual installments over the next 36 months of continuous service, as described in the applicable Restricted Stock Agreement. If the Company is subject to a Change of Control before your service with the Company terminates, and if you are subject to an Involuntary Termination within 6 months after that Change of Control, then you will vest in all of the shares.

7. Relocation Allowance. To assist in your relocation Maxwell will provide you with a furnished one-bedroom apartment in San Diego for a maximum of six months from your hire date. Further, we will reimburse you for normal moving expenses up to a maximum of $30,000 as defined in “Maxwell Technologies Executive Relocation Assistance Guidelines”.

8. Severance Benefits. If the Company terminates your employment for any reason other than Cause and a Separation (as such terms are defined in Section 14), occurs, then you will be entitled to the following benefits:

(a) The Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. However, this Section 8 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline

Mr. Kevin Royal

March 23, 2009

will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 8.

(b) It you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the company will reimburse you for the amount equivalent to the employer’s contribution while you were employed for a maximum period of six months following the termination of your employment.

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

11. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 8 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 8, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Mr. Kevin Royal

March 23, 2009

12. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego in connection with any Dispute or any claim related to any Dispute.

13. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Diego or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 13 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

14. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 50 miles.

Mr. Kevin Royal

March 23, 2009

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 10, 2009. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We anticipate your employment to start within forty-five days after acceptance.

Maxwell Technologies, Inc.

By:	/s/ David J. Schramm
David J. Schramm
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Kevin Royal
Signature of Kevin Royal